Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-26767, 333-26977, 333-35048, 333-61058, 333-61068, 333-123133, and 333-151475 on Form S-8 of Greif Inc. of our report dated April 19, 2019 relating to the consolidated financial statements of Paperboard Parent, Inc. and Subsidiaries, included in this Current Report on Form 8-K/A of Greif Inc. dated April 25, 2019.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 25, 2019